Exhibit 99.2
ARTICLES OF AMENDMENT
TO
RESTATED ARTICLES OF INCORPORATION
OF
TIB FINANCIAL CORP.

Pursuant to Sections 607.10025, 1003 and 1006, Florida Statues, the Restated Articles of Incorporation of TIB Financial Corp. are hereby amended as follows:

FIRST: Section A(1) of Article IV of the Restated Articles of Incorporation is hereby amended by deleting the text thereof in its entirety and substituting the following in lieu thereof:

(1) Common Stock. The aggregate number of shares of common stock (referred to in these Restated Articles of Incorporation as “Common Stock”) which the Corporation shall have authority to issue is 40,000,000 with a par value of $0.10 per share.

SECOND: Article IV of the Restated Articles of Incorporation is hereby amended by adding the following new Section E:

E. Stock Split.

Each of the shares of Common Stock of the Corporation issued and outstanding at the close of business on October 9, 2006, that being the time when this amendment shall become effective, shall be and is hereby automatically divided (without any further act) into two fully-paid and nonassessable shares of Common Stock. Accordingly, each holder of record of Common Stock at the close of business on October 9, 2006 shall, without further action, be and become the holder of one additional share of Common Stock for each share of Common Stock held of record immediately prior thereto. Each certificate representing shares of Common Stock outstanding immediately prior to such time shall continue to represent the same number of shares of Common Stock and, as promptly as practicable thereafter, the Corporation shall issue and cause to be delivered to each holder of record of shares of Common Stock at the close of business on the date this amendment becomes effective an additional certificate or certificates representing one additional share of Common Stock for each share of Common Stock held of record immediately prior thereto.

THIRD: This amendment to the Articles of Incorporation shall become effective at the close of business on October 9, 2006.

FOURTH: The foregoing amendment was adopted by the Board of Directors of the Corporation by resolution on September 26, 2006, and without shareholder approval. Shareholder approval of the amendment was not required. The foregoing amendment does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the division exceeding the percentage of authorized shares that were unissued before the division.

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to Restated Articles of Incorporation to be executed and attested to by its duly authorized officer as of this    28    day of September, 2006.

TIB FINANCIAL CORP.

By:	/s/ Edward V. Lett
Edward V. Lett
President and Chief Executive Officer

STATE OF FLORIDA
COUNTY OF COLLIER

The foregoing instrument was acknowledged before me this _28_ day of September, 2006, by Edward V. Lett, President and Chief Executive Officer of TIB Financial Corp., a Florida corporation on behalf of the corporation.

/s/ Karen J. Salanda
Printed Name: Karen J. Salanda
Notary Public, State of Florida

Personally Known ☒ or Produced Identification ☐
Type of Identification Produced _________________________